                                                         Exhibit 10.35


ATTACHMENT C

                             SPONSORED RESEARCH AGREEMENT


    This Sponsored Research Agreement (the "Agreement"), made as of this 1st day of September, 1996, by and between The Regents of the University of California (the "Regents"), a California not-for-profit corporation, having its principal office at 300 Lakeside Drive, Oakland California 94612-3550, on behalf of the University of California, San Diego campus (the "University") and Triangle Pharmaceuticals, Inc. (the "Sponsor"), a Delaware for-profit corporation, having its principal office at 4 University Place, 4611 University Drive, Durham, North Carolina, 27707.

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

    WHEREAS, the Regents and the Sponsor have entered into an Option Agreement, dated as of even date herewith, pursuant to which the Sponsor has obtained an exclusive option to obtain an exclusive, worldwide license, with right to sublicense, under the Regents' Patent Rights (as defined therein); and

    WHEREAS, in order to determine whether to exercise such option, the Sponsor desires to provide certain financial support for two (2) clinical trials be conducted by the University relating to inventions covered by the Regents' Patent Rights and the University is willing to conduct such clinical trials;

    NOW, THEREFORE, in consideration of the foregoing and the covenants and conditions hereinafter set forth, the parties hereby agree as follows:

    1. DEFINITIONS. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

         1.1 "Affiliate" means any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns or directly or indirectly controls at least
    [ * ] of the voting stock of the other corporation, or in the absence of the ownership of at least [* ] of the voting stock of a corporation or in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or such non-corporate business entity.

         1.2 "Effective Date" means the date appearing at the beginning of this Agreement.

         1.3  "FDA" means the United States Food and Drug Administration.

         1.4 "Glioma Study" means the pilot Phase I/II clinical study to assess the efficacy of alanosine in the treatment of glioma in approximately twenty (20) to twenty-five (25) patients whose tumors have been shown to be MTAP-deficient, as described in the project description attached hereto as Appendix 1 and made a part hereof.

         1.5 "IND" means an investigational new drug application filed with the FDA by the Principal Investigator.

         1.6 "Invention" means any invention conceived and reduced to practice in direct performance of the Studies.

* Confidential Treatment Requested

         1.7  "MTAP" means methylthioadenosine phosphorylase.

         1.8 "NSCLC Study" means the pilot Phase I/II clinical study to assess the efficacy of alanosine for the treatment of non-small cell lung cancer in approximately twenty (20) to twenty-five (25) patients whose tumors have been shown to be MTAP-deficient, as described in the protocol attached hereto as Appendix 2 and made a part hereof.

         1.9 "Principal Investigator" means Dr. Carlos Carrera, who will be responsible for conducting the Studies.

         1.10 "Product" means alanosine or any other product or compound administered pursuant to the Protocols.

         1.11 "Protocol" means the protocol applicable to each Study either attached hereto or to be negotiated and agreed upon by the parties promptly after the Effective Date, giving due consideration to the work plan, the objectives of such Study and good clinical practices, and, thereafter, to be attached hereto. The Protocol for the NSCLC Study is attached hereto as Appendix 2. The Protocol for the Glioma Study will be attached hereto as Appendix 3.

         1.12 "Study" means either the Glioma or the NSCLC Study. "Studies" means both the Glioma Study and the NSCLC Study.

         1.13 "Study Amount," in respect of both Studies, means the sum of Total Costs for the first and second Budget Periods, as set forth in the budget attached hereto as Appendix 4.

All capitalized terms used herein and not defined herein, shall have the same meanings as given them in the Option Agreement.

    2.  CLINICAL STUDY OBLIGATIONS.

    2.1 The University agrees to conduct each Study as described in the Protocol applicable to such Study. Except as otherwise expressly provided in Appendix 4, the University shall provide, or otherwise obtain at no cost to the Sponsor, all personnel, facilities and resources as required to perform each Study, including, but not limited to, all Product. The Principal Investigator shall be responsible for obtaining and maintaining an IND with respect to each Study. The Principal Investigator will provide a draft of the IND to the Sponsor promptly after the Effective Date and prior to submission to the FDA and will incorporate reasonable comments made by the Sponsor based on its review. Thereafter, the Principal Investigator shall promptly file an IND and shall notify the Sponsor promptly after such IND becomes effective. The Principal Investigator shall be responsible for determining whether the Product meets applicable specifications and is suitable for administration to patients in the Studies. Upon request, the Principal Investigator will grant the Sponsor the right to cross-reference the IND and will promptly submit a letter to the FDA authorizing such cross-reference.

    2.2 Each Study will be conducted by the Principal Investigator. The Principal Investigator is considered to be essential to each Study. In the event the Principal Investigator becomes unwilling or unable to perform the duties required by this Agreement in connection with either Study, the University and the Sponsor shall attempt to agree upon a replacement. If such mutual agreement is not achieved within thirty (30) days, or such longer period of time as may be mutually agreed upon, after the Principal Investigator becomes unwilling or unable to perform his or her duties, then such Study may be terminated by the Sponsor upon written notice and if so terminated, all payments shall be prorated in accordance with Section 2.3 hereof. The Sponsor will not unreasonably withhold approval of any proposed replacement for the Principal Investigator.

    2.3 In consideration of the University's performing each Study, the Sponsor will pay the University as described below:

    (i) The portion total Study Amount applicable to each Study (as described in clause (iii) below) will be paid only if all patients prescribed in the Protocols (or such other number, if any, as may be mutually agreed upon) complete all treatment thereunder or at least a sufficient portion of such treatment so as to be evaluable, as reasonably determined by the Sponsor. If either Study is terminated prior to completion of such treatment, the parties will agree on an appropriate proration of the Study Amount and Appendix 4 will be revised appropriately.

    (ii) Except to the extent otherwise provided herein, the Study Amount will be made in eight (8) equal quarterly installments, with the initial installment payable on September 1, 1996.

    (iii) The entire Study Amount is applicable to the Glioma Study, except for fifty percent (50%) of the salary and fringe benefits payable to the clinical research nurse performing services in connection with both Studies set forth on Appendix 4, which shall be applicable to the NSCLC Study. Notwithstanding the foregoing, in the event the Glioma Study is terminated prior to the payment of the entire portion of the Study Amount applicable thereto, other than by Sponsor pursuant to Section 2.9(ii), Sponsor agrees that the portion of the Study Amount applicable to the NSCLC Study shall be increased to include the salary and fringe benefits payable to Dr. Carlos

            Carrerra, as set forth on Appendix 4, for the period commencing after such salary and fringe benefits cease being paid pursuant to the Glioma Study and ending on the earlier of (a) the payment of the last quarterly installment pursuant to clause (ii) above, or
            (b) twelve (12) months after such salary and fringe benefits cease being paid pursuant to the Glioma Study.

    2.4 The University agrees not to use any funds received from any third party, other than the United States Government, to support work performed during the Studies. Sponsor acknowledges it has been informed that the National Cancer Institutes is providing financial support for the NSCLC Study.

    2.5 The University may not change either Protocol without the Sponsor's prior written consent. The foregoing sentence shall not affect the University's ability to make slight deviations from such Protocol in cases in which the safety of a particular patient requires that such deviations be made.

    2.6 Authorized representatives of the Sponsor shall have the right to inspect progress of each Study of the University's premises at any time during normal business hours upon reasonable notice during the term of this Agreement. The representatives of the Sponsor may review, or request copies of, data derived from either Study at any time. The University will promptly notify the Sponsor of any findings that occur at any time during either Study which the University considers significant. In addition, the University will provide the Sponsor with written reports on at least a quarterly basis which summarize in reasonable detail the status of each Study including, but not limited to, patient enrollment, type of cancers being studied, doses being used, laboratory and clinical evaluation of safety parameters and anti-tumor results. The University shall also provide the Sponsor with copies of all safety reports which the University sends to the University's Institutional Review Board ("IRB") or the FDA at the same time such reports are sent to the IRB or the FDA, as applicable.

    2.7 All raw data, laboratory work sheets, and other such material relating to each Study made hereunder shall be recorded in workbooks, clinical records and case record forms or other forms approved by the Sponsor. Such workbooks, clinical records and other forms shall be used only for determinations made under this Agreement or in connection with any publications or non-commercial research by the University. These items shall be at all times available for inspection and copying by an authorized representative of the Sponsor and the FDA.

    2.8 The University shall conduct each Study in compliance with all laws, ordinances and governmental rules and regulations pertaining thereto.

    2.9     (i)    The Sponsor may terminate either Study without cause at any time upon at least thirty (30) days' advance written notice to the University and may terminate either Study immediately for safety reasons.

            (ii) Either party may terminate a Study in the event of the failure by the other party to perform any material obligation set forth herein relating to such Study if such failure is not cured within thirty (30) days after written notice thereof by non-defaulting party.

            (iii) Upon notice of termination of a Study, the University shall immediately curtail expenses and incur no additional obligations in respect of such Study. Except for termination by the Sponsor pursuant to Section 2.9(ii) herein, the Sponsor shall be liable for all reasonable and substantiated costs incurred and/or uncancelable commitments at the time of such notice (including, to the extent applicable, the completion of treatment of patients who have commenced treatment, unless such Study is terminated by the Sponsor based on good faith safety or efficacy concerns).

            In such event, the Sponsor agrees to pay the University for such costs within thirty (30) days of receipt of an invoice for same. Upon request, the University agrees to provide Sponsor with documentation which reasonably substantiates such costs.

    3.  TERM.  Unless both Studies are sooner terminated pursuant to Section
2.2 or 2.9, the term of this Agreement shall commence on the Effective Date and shall end on the earlier of (i) twenty-four (24) months after the commencement of the first Study or (ii) three (3) years from the Effective Date.

    4. PUBLICATIONS. The University agrees that any proposed publication (including any writing to be presented orally) relating to either Study must first be reviewed by the Sponsor prior to submission for publication or presentation. The Sponsor agrees to respond with its comments or concerns regarding any proposed publication within thirty (30) days after its receipt of such proposed publication from the University. In no event will any proposed publication contain any Information of the Sponsor (as defined in Section 6.1). Upon request, the University agrees to delay any publication for up to ninety
(90) days in order to allow time to file or amend any patent applications for patent prosecution purposes, to the extent the Sponsor is reimbursing the patent prosecution costs therefor pursuant to the Option Agreement.

    5. INVENTIONS. The University agrees that any patent rights relating to any Invention in the Field of Use shall be included in the option granted to the Sponsor pursuant to the Option Agreement.

    6.  CONFIDENTIALITY.

    6.1 Except as provided in Section 6.2 below, during the term of this Agreement and for a period of five (5) years from the date of its termination, all information and data (for purposes of this Article 6, "Information") which is disclosed by one party (the "disclosing party") to the other party (the "recipient") under this Agreement shall be deemed confidential, when so designated in writing and shall not be disclosed by the recipient to third parties or used by the recipient for purposes other than those prescribed in this Agreement. It is expressly agreed that, to the extent necessary to perform its obligations or to exercise its rights hereunder, each party shall be entitled to disclose such information to (i) its Affiliates, consultants, contractors and outside investigators and, in the case of the Sponsor, prospective or actual investors and potential sublicensees on condition that such entities or persons agree (a) to keep the Information confidential for a period of at least five (5) years and (b) to use such Information only for such purposes as such party is entitled to use the Information and (ii) government authorities to the extent such disclosure is reasonably necessary to obtain (a) patents, (b) authorization to conduct studies relating to the Products including, but not limited to, the Studies or (c) approval to market the Products.

    6.2 The obligations regarding disclosure and use of information set forth in Section 6.1 above shall not apply to any part of such Information which: (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the recipient in contravention of this Agreement; (ii) is disclosed to the recipient by a third party who is not under an obligation of confidentiality to the disclosing party hereunder with respect to such Information; (iii) was known to the recipient, as evidenced by written records, at the time of disclosure by the disclosing party hereunder; or (iv) results from research and development of the recipient totally independent of such disclosures.

    7.  INDEMNIFICATION.

    7.1  Subject to the University's compliance with its obligations under
Section 7.3, the Sponsor agrees to defend, indemnify and hold University harmless from and against any and all liability, loss, expense, reasonable attorneys' fees, or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys' fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of the Sponsor, its officers, agents or employees. If human subjects are involved, subject to University policy regarding care of such human subjects, the Sponsor also agrees to be responsible for the reasonable and necessary costs of providing immediate medical care to any subject injured as a result of his or her participation in the Glioma Study, except to the extent such injuries were caused by the negligent or intentional acts or omissions of the University, its employees and agents or failure of the Product to meet applicable specifications. For purposes of the foregoing sentence, "immediate" shall mean a period ending not more than thirty (30) days from the final administration of Product pursuant to the Protocol.

    7.2 Subject to the Sponsor's compliance with its obligations under Section 7.3, the University agrees to defend, indemnify and hold the Sponsor harmless from any claim, liability, loss, expense, reasonable attorneys' fees, or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys' fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of the University, its officers, agents, or employees.

    7.3 A party (the "indemnitee") which intends to claim indemnification under this Article 7 (including reimbursement of medical costs) shall promptly notify the other party

(the "indemnitor") in writing of any action, claim or liability in respect of which the indemnitee or any of its employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the indemnitor. However, Sponsor may not accept liability on the part of the University without the prior written consent of the University. No such action, claim or liability shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee, its employees and agents shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

    8. USE OF NAME/PUBLICITY. It is agreed by each party that it will not, except as otherwise provided in the Option Agreement, under any circumstance use the name of the other party or its employees in any advertisement, press release or publicity with reference to this Agreement without the prior written approval of the other party. Such approval shall not be unreasonably withheld or delayed.

    9.  MISCELLANEOUS.

    9.1 Any notices required or permitted to be given to the parties hereto shall be in writing and shall be deemed to have been properly given if delivered in person or if mailed by certified or registered mail, postage prepaid, or by facsimile (and promptly confirmed by certified or registered mail), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

    If to the University:

            University of California, San Diego
            Office of Contract and Grant Administration
            9500 Gilman Drive
            La Jolla, California 92093-0934
            Attention:  L.E. Dale

    If to the Sponsor:

            Triangle Pharmaceuticals, Inc.
            4 University Place
            4611 University Drive
            Durham, North Carolina 27707
            Attention:  Company Secretary
            Facsimile No.:  919-493-5925

    9.2 Neither party to this Agreement shall assign the same without the prior written consent of the other party, except to an Affiliate; provided, however, that the Sponsor, without such consent, may assign or sell the same (i) in connection with the transfer or sale of all or substantially all of its pharmaceutical business to a third party or (ii) in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder. Any purported assignment without consent as required hereby shall be void.

    9.3 Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

    9.4 The captions to the several Articles hereof are not a part of this Agreement, but are merely guides to assist in locating and reading the several Articles hereof.

    9.5 This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its choice-of-law rules.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE REGENTS OF THE                     TRIANGLE PHARMACEUTICALS, INC.

UNIVERSITY OF CALIFORNIA

By_/s/ L.E. Dale________________  By_/s/_Chris A. Rallis_____________
  ------------------------------     ---------------------------------
Name_L.E. DALE__________________  Name_Chris A. Rallis_______________
    ----------------------------       -------------------------------
Title_Contract and Grant Officer  Title_V.P., Business Dev.__________
     ---------------------------        ------------------------------
      8/22/96
crreg5.red

                                                       New Exhibit 10.34
                                                Co sponsored Research Agreement



                                    APPENDIX 1

                              PROJECT DESCRIPTION*





* Confidential Treatment Requested.